Exhibit 99.1

Office Properties Income Trust
Introduction to Unaudited Pro Forma Condensed Consolidated Financial Statements

On November 1, 2024, Office Properties Income Trust and its consolidated subsidiaries, or OPI, completed the sale of an office property with approximately 155,808 rentable square feet located at 350 Spectrum Loop, Colorado Springs, Colorado, or 350 Spectrum Loop, to The Mitre Corporation for $26.2 million, excluding closing costs.

The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2024 reflects OPI's financial position as if the sale of 350 Spectrum Loop was completed as of September 30, 2024. The following unaudited pro forma condensed consolidated statements of income (loss) for the year ended December 31, 2023 and nine months ended September 30, 2024, reflect OPI's results of operations as if the sale of 350 Spectrum Loop was completed on January 1, 2023. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with (i) OPI's unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2024 and the notes thereto included in OPI's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, on October 30, 2024 and (ii) OPI's consolidated financial statements for the year ended December 31, 2023, and the notes thereto, included in OPI's Annual Report on Form 10-K filed with the SEC on February 15, 2024.

These unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and are not necessarily indicative of OPI's expected financial position or results of operations for any future period. Differences could result from numerous factors, including future changes in OPI's portfolio of investments, changes in interest rates, changes in OPI's capital structure, changes in property level operating expenses, changes in property level revenues, including rents expected to be received pursuant to OPI's existing leases or leases OPI has entered into or may enter into after December 31, 2023, and other reasons. Actual future results are likely to be different from amounts presented in these unaudited pro forma condensed consolidated financial statements and such differences may be significant. In the opinion of management, all adjustments necessary to reflect, in all material respects, the effects of the sale of 350 Spectrum Loop have been included.

Office Properties Income Trust
Unaudited Pro Forma Condensed Consolidated Balance Sheet
September 30, 2024
(amounts in thousands, except per share data)

	Historical	Transaction Accounting Adjustments		Pro Forma
		(1)
ASSETS
Real estate properties:
Land	$716,254	$—		$716,254
Buildings and improvements	2,980,356	—		2,980,356
Total real estate properties, gross	3,696,610	—		3,696,610
Accumulated depreciation	(619,474)	—		(619,474)
Total real estate properties, net	3,077,136	—		3,077,136
Assets of properties held for sale	125,781	(11,503)	(A)	114,278
Investment in unconsolidated joint ventures	17,552	—		17,552
Acquired real estate leases, net	209,943	—		209,943
Cash and cash equivalents	22,363	24,152	(B)	46,515
Restricted cash	13,906	—		13,906
Rents receivable	146,580	—		146,580
Deferred leasing costs, net	95,395	—		95,395
Other assets, net	17,295	—		17,295
Total assets	$3,725,951	$12,649		$3,738,600

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unsecured debt, net	$980,125	$—		$980,125
Secured debt, net	1,341,844	—		1,341,844
Liabilities of properties held for sale	3,419	(314)	(A)	3,105
Accounts payable and other liabilities	105,923	—		105,923
Due to related persons	5,906	—		5,906
Assumed real estate lease obligations, net	10,148	—		10,148
Total liabilities	2,447,365	(314)		2,447,051

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value: 200,000,000 shares authorized, 53,910,981 shares issued and outstanding	539	—		539
Additional paid in capital	2,633,253	—		2,633,253
Cumulative net income	112,747	12,963	(C)	125,710
Cumulative common distributions	(1,467,953)	—		(1,467,953)
Total shareholders' equity	1,278,586	12,963		1,291,549
Total liabilities and shareholders' equity	$3,725,951	$12,649		$3,738,600

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Office Properties Income Trust
Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)
For the Year Ended December 31, 2023
(amounts in thousands, except per share data)

	Historical	Transaction Accounting Adjustments		Pro Forma
		(2)
Rental income	$533,553	$(2,515)	(D)	$531,038

Expenses:
Real estate taxes	62,831	(385)	(D)	62,446
Utility expenses	26,778	—		26,778
Other operating expenses	109,883	(165)	(D)	109,718
Depreciation and amortization	209,254	(1,414)	(D)	207,840
Loss on impairment of real estate	11,299	—		11,299
Acquisition and transaction related costs	31,816	—		31,816
General and administrative	22,731	—		22,731
Total expenses	474,592	(1,964)		472,628

Gain on sale of real estate	3,780	12,963	(E)	16,743
Interest and other income	1,039	—		1,039
Interest expense	(110,647)	—		(110,647)
Loss before income tax expense and equity in net losses of investees	(46,867)	12,412		(34,455)
Income tax expense	(351)	—		(351)
Equity in net losses of investees	(3,031)	—		(3,031)
Loss on impairment of equity method investment	(19,183)	—		(19,183)
Net loss	$(69,432)	$12,412		$(57,020)

Weighted average common shares outstanding (basic and diluted)	48,389			48,389

Per common share amounts (basic and diluted):
Net loss	$(1.44)			$(1.19)

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Office Properties Income Trust
Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)
For the Nine Months Ended September 30, 2024
(amounts in thousands, except per share data)

	Historical	Transaction Accounting Adjustments		Pro Forma
		(2)
Rental income	$383,741	$(1,994)	(D)	$381,747

Expenses:
Real estate taxes	47,363	(331)	(D)	47,032
Utility expenses	21,782	—		21,782
Other operating expenses	81,097	(105)	(D)	80,992
Depreciation and amortization	146,779	(354)	(D)	146,425
Loss on impairment of real estate	173,579	—		173,579
Transaction related costs	971	—		971
General and administrative	15,861	—		15,861
Total expenses	487,432	(790)		486,642

Gain on sale of real estate	6,008	—		6,008
Interest and other income	1,779	—		1,779
Interest expense	(116,405)	—		(116,405)
Gain on early extinguishment of debt	225,637	—		225,637
Income before income tax expense and equity in net losses of investees	13,328	(1,204)		12,124
Income tax expense	(179)	—		(179)
Equity in net losses of investees	(576)	—		(576)
Net income	$12,573	$(1,204)		$11,369

Weighted average common shares outstanding (basic and diluted)	49,444			49,444

Per common share amounts (basic and diluted):
Net income	$0.25			$0.23

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Office Properties Income Trust
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(dollars in thousands)

(1) Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments

(A)The adjustments represent the effect of the sale of 350 Spectrum Loop, which was classified as held for sale in OPI's consolidated balance sheet as of September 30, 2024.
(B)The adjustment represents $24,152 of net proceeds from the sale of 350 Spectrum Loop.
(C)The adjustment represents an increase of $12,963 for the gain on sale of real estate related to the sale of 350 Spectrum Loop.
(2) Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss) Adjustments
(D)The adjustments represent the historical revenues and expenses of 350 Spectrum Loop for the year ended December 31, 2023 and nine months ended September 30, 2024 as if this transaction had occurred on January 1, 2023.
(E)The adjustment reflects a $12,963 gain on sale of real estate related to the sale of 350 Spectrum Loop.